UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2010
Analog Devices, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	1-7819	04-2348234

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Technology Way, Norwood, MA	02062

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 329-4700

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On October 29, 2010, the Compensation Committee of the Board of Directors of Analog Devices, Inc. (the “Company”) approved the terms of the 2011 Executive Performance Incentive Plan (the “Executive Performance Incentive Plan”). All executive officers and other senior management selected by the Chief Executive Officer will participate in the Executive Performance Incentive Plan. Bonus payments under the Executive Performance Incentive Plan are calculated and paid as follows:
Each participant’s Fiscal 2011 Bonus Target is obtained by multiplying his or her Base Salary by his or her Individual Target Bonus Percentage:
•	Base Salary — the individual’s base pay during the applicable bonus period.

•	Individual Target Bonus Percentage — a percentage of the individual’s Base Salary, determined individually for each participant by the Compensation Committee and ranging from 50% to 160%.
Each participant’s Fiscal 2011 Bonus Target is then multiplied by the Bonus Payout Factor. The Bonus Payout Factor is equal to (A) 50% of the Bonus Payout Factor (as shown in the table below) based on the Company’s operating profit before tax (OPBT) as a percentage of revenue for the applicable quarter plus (B) 50% of the Bonus Payout Factor (as shown in the table below) based on the Company’s revenue growth for the applicable quarter compared to the same quarter in the prior fiscal year. The calculations of revenue growth and OPBT as a percentage of revenue are adjustable by the Compensation Committee in its sole discretion to take account of special items, including but not limited to: restructuring-related expense, acquisition- or disposition-related items, non-recurring royalty payments or receipts, and other similar non-cash or non-recurring items. If OPBT is less than 15% of revenue for the applicable quarter, the Bonus Payout Factor shall be zero for that quarter, even if the Company has revenue growth for that quarter. The Bonus Payout Factor can range from 0% to 300%.
The Compensation Committee adopted the following Bonus Payout Factor tables under the 2011 Executive Performance Incentive Plan:

50% of Bonus Based
on OPBT/Revenue	Bonus Payout Factor
15%	0%
22.5%	100%
31%	200%
36%	300%

50% of Bonus Based
on Revenue Growth	Bonus Payout Factor
0%	0%
10%	100%
20%	200%
30%	300%
The Bonus Payout Factor is determined quarterly. For example, if OPBT for a quarter is 22.5% of revenue (which would result in a Bonus Payout Factor of 100% for that element) and revenue growth for the quarter compared to the same quarter in the prior fiscal year was 30% (which would result in a Bonus Payout Factor of 300% for that element), then the Bonus Payout Factor for the quarter would be 200% which is the sum of 50% of the OPBT factor of 100% and 50% of the revenue growth factor of 300%. The Bonus Payout Factor is also used to determine the bonuses paid to all other employees of the Company under the Company’s 2011 Performance Incentive Plan for Employees.

A participant’s bonus for a quarter shall be equal to the product obtained by multiplying a participant’s Fiscal 2011 Bonus Target for the quarter by the Bonus Payout Factor for that quarter. Each participant’s Fiscal 2011 Bonus Payment can range from zero to three times his or her Fiscal 2011 Bonus Target.
Each participant in the Executive Performance Incentive Plan, other than Ray Stata and Jerald Fishman, is eligible for an additional Individual Payout Factor that can increase the calculated bonus payment by up to 30% based on superior business performance. Evidence of superior business performance will include, but is not limited to, overachievement of revenue and profitability goals, and achievement of non-financial results that contributed positively to the performance of the Company. At the end of fiscal year 2011, the Chief Executive Officer will review and assess the performance of each of the eligible participants with respect to his or her goals, and will provide his recommendations regarding each participant’s performance to the Compensation Committee. The Compensation Committee will then, in its discretion, determine whether there is superior performance justifying the application of an Individual Payout Factor.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2010	ANALOG DEVICES, INC.
	By:	/s/ Margaret K. Seif
Margaret K. Seif
Vice President, General Counsel and Secretary